CONFIDENTIAL

                                                                   Exhibit 10.35

Confidential information omitted where indicated by "[*]" and filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933.

                  PLAYSTATION 2(R) LICENSED PUBLISHER AGREEMENT

THIS AGREEMENT RELATES TO THE PUBLISHING OF APPLICATION SOFTWARE FOR THE PLAYSTATION(R) 2 COMPUTER ENTERTAINMENT SYSTEM. ALL TERMS USED HEREIN ARE SPECIFIC TO THE PLAYSTATION(R) 2 SYSTEM AND NOT TO SONY'S PREDECESSOR "PLAYSTATION" VIDEO ENTERTAINMENT SYSTEM. PUBLISHING RIGHTS FOR SUCH PREDECESSOR SYSTEM ARE SUBJECT TO SEPARATE AGREEMENTS WITH SCEE, AND ANY LICENCE OF RIGHTS TO PUBLISHER UNDER SUCH SEPARATE AGREEMENTS SHALL NOT CONFER ON PUBLISHER ANY RIGHTS IN RELATION TO THE PLAYSTATION(R) 2 SYSTEM, OR VICE VERSA.

   This Agreement is entered into the 13th day of December 2000 by and between

                   SONY COMPUTER ENTERTAINMENT EUROPE LIMITED
                       of 30 Golden Square, London WlF 9LD
                       (hereinafter referred to as "SCEE")

                                     - and -

                               3DO EUROPE LIMITED
                     of 21-23 Mossop Street, London SW3 2LY
                    (hereinafter referred to as "Publisher")
                         PUBLISHER AUTHORISATION #: 136

         Whereas


         (A) SCEE, its parent company Sony Computer Entertainment Inc., and/or certain of their affiliates and companies within the group of companies of which any of them form part (hereinafter jointly and severally referred to as "Sony") have developed, and are licensing core components of, a computer entertainment system known and hereinafter referred to as "PlayStation 2", and are the owners of, or have the right to grant licenses of, certain proprietary information and intellectual property rights pertaining to PlayStation 2.


         (B) Publisher desires to be granted a non-exclusive license to market, distribute and sell Licensed Products (as defined below), and for such Licensed Products and associated materials to be manufactured by an authorised manufacturing facility licensed by SCEE, on the terms and subject to the conditions set forth in this Agreement.

         (C) SCEE is willing, on the terms and subject to the conditions of this Agreement, to grant Publisher the desired non-exclusive licence.

         Now therefore, in consideration of the undertakings, representations and warranties given herein, and of other good and valuable consideration the receipt and sufficiency of which is acknowledged, Publisher and SCEE hereby agree as follows:

                                                                    CONFIDENTIAL

         1. Definitions

            1.1  "Licensed   Products"  means   PlayStation  2  format  Software
product(s) in uniquely marked or coloured CD-ROM or DVD-ROM format software discs (hereinafter referred to as "PlayStation 2 Discs").

            1.2 "Licensed Territory" means the countries specified in
Schedule 1.

            1.3 "Sony Intellectual Property Rights" means all current and future worldwide patents, pending patent applications and other patent rights (under licence or otherwise), copyrights, trademarks, service marks, trade names, semi-conductor topography rights, trade secret rights, technical information and know-how (and the equivalents of each of the foregoing under the laws of any jurisdiction) of Sony pertaining to Sony Materials and/or PlayStation 2, and all other proprietary or intellectual property rights worldwide (including, without limitation, all applications and registrations with respect thereto) of Sony pertaining to Sony Materials and/or PlayStation 2, and all renewals and extensions thereof.

            1.4 "PlayStation 2 format Software" means Publisher's object code software, which includes Licensed Developer Software and any software (whether in object code or source code form) which is provided by SCEE and intended to be combined with Licensed Developer Software for execution on PlayStation 2 and has the ability to communicate with the software resident in PlayStation 2.

            1.5 "Term" means the period from the date hereof until 31 March 2003 and continuing thereafter unless and until terminated by not less than 1 (one) month's notice on either side given to expire on such date or any subsequent 31 March.

            1.6 "Affiliate of SCEE" means, as applicable, either Sony Computer Entertainment Inc. in Japan, Sony Computer Entertainment America Inc. in the USA or such other Sony Computer Entertainment entity as may be established by Sony from time to time.

            1.7 "LDA 2" means the PlayStation 2 Licensed Developer Agreement between Licensed Developer of the applicable PlayStation 2 format Software and SCEE (or an equivalent such agreement between Licensed Developer and an Affiliate of SCEE).

            1.8 "Licensed Trademarks" means the "PS" family logo and PlayStation 2 logotype and such other trademarks, service marks, trade dress, logos and other icons or indicia as shall be specified in the Specifications or otherwise designated by SCEE from time to time. SCEE may amend such Licensed Trademarks upon reasonable notice to Publisher.

         Publisher is not authorised to use the PlayStation, PSone or PlayStation.com logos and/or logotypes, or the "PS2" or PlayStation Shapes devices, other than as expressly permitted by separate agreement. Nothing contained in this Agreement shall in any way grant Publisher the right to use the trademark "Sony" in any manner as (or as part of) a trademark, trade name, service mark or logo or otherwise howsoever.

            1.9 "Licensed Developer" means Publisher or such other third party as shall have developed Licensed Developer Software and PlayStation 2 format Software pursuant to a then current LDA 2.

            1.10 "Sony Materials" means any hardware, data, object code, source code, documentation (or any part(s) of any of the foregoing) and related peripheral items provided to the Licensed

                                                                    CONFIDENTIAL

Developer of any PlayStation 2 format Software pursuant to the LDA 2 applicable for such PlayStation 2 format Software.

            1.11 "Licensed Developer Software" means Licensed Developer's application source code and data (including audio and visual material) developed by Licensed Developer in accordance with its LDA 2 which, when integrated with any software (whether in object code or source code form) provided by SCEE, creates PlayStation 2 format Software.

            1.12 "Printed Materials" means all artwork and mechanicals to be set forth on the Licensed Product itself, and on the PlayStation 2 box (or other container) and, if applicable, the box (or other) packaging for the Licensed Product and all instruction manuals, inlays, inserts, stickers and other user information and/or materials to be inserted in or affixed to such PlayStation 2 box and/or packaging.

            1.13 "Advertising Materials" means all advertising, merchandising, promotional and display materials of or concerning the Licensed Products.

            1.14 "Manufactured Materials" means all units of the Licensed Products, of the Printed Materials to be set forth on the Licensed Products themselves and of the PlayStation 2 boxes for such Licensed Products (which expression shall include any alternative form of container for Licensed Products subsequently introduced by SCEE).

            1.15 "Specifications" means such specifications relating to the content and/or manufacture of Licensed Products, Printed Materials, Advertising Materials and/or related matters or materials as may be issued by Sony, which specifications (and/or procedures relating to the testing or verification of all such materials for conformity to the Specifications and/or relating to the ordering and manufacture of Licensed Products and associated materials) may be amended from time to time upon reasonable notice to Publisher.

            1.16 "CNDA" means the Confidentiality & Non-Disclosure (or similar) Agreement between Publisher and SCEE or an Affiliate of SCEE relating to PlayStation 2 and to Confidential Information of Sony and/or of Publisher thereunder.

            1.17  "Confidential  Information  of Sony" means the content of this
Agreement (including the Schedules hereto and the Specifications) and all confidential and/or proprietary information, documents and related materials of whatever nature (including, without limitation all processes, hardware, software, inventions, trade secrets, ideas, designs, research, know-how, business methods, production plans and marketing plans) concerning PlayStation 2 developed or owned by, licensed to or under the control of Sony and, without limitation, information otherwise related to Sony's technology, know-how, products, potential products, research projects, promotional advertising and marketing plans, schedules and budgets, licensing terms and pricing, customer lists and details, commercial relationships or negotiations, services, financial models and other business information, whether relating to PlayStation 2 or otherwise including, unless covered by a separate Non-Disclosure Agreement between Publisher and SCEE, relating to Sony's "PlayStation" predecessor video entertainment system disclosed by whatever means, whether directly or indirectly, by or on behalf of Sony to Publisher at any time, whether disclosed orally, in writing or in machine-readable or other form, or otherwise discovered by Publisher as a result of any information or materials provided (whether directly or indirectly) by or on behalf of Sony to Publisher.

            1.18 "Confidential Information of Publisher" means any and all confidential and/or proprietary information, documents and related materials of whatever nature (including, without limitation all

                                                                    CONFIDENTIAL

processes, hardware, software, inventions, trade secrets, ideas, designs, research, know-how, business methods, production plans and marketing plans) concerning PlayStation 2 format Software developed or owned by, licensed to or under the control of Publisher and, without limitation, information otherwise related to Publisher's technology, know-how, products, potential products, research projects, promotional advertising and marketing plans, schedules and budgets, licensing terms and pricing, customer lists and details, commercial relationships or negotiations, services, financial models and other business information, whether relating to PlayStation 2 or otherwise disclosed by whatever means, whether directly or indirectly, by or on behalf of Publisher to SCEE at any time, whether disclosed orally, in writing or in machine-readable or other form, or otherwise discovered by SCEE as a result of any information or materials provided (whether directly or indirectly) by or on behalf of Publisher to SCEE, which information is designated by Publisher as, or becomes known to SCEE under circumstances indicating that such information is, confidential or proprietary.

            1.19 "Third Party Intellectual Property Rights" means all current and future patents worldwide, pending patent applications and other patent rights (under licence or otherwise), copyrights, trademarks, service marks, trade names, semi-conductor topography rights, trade secret rights, technical information and know-how (and the equivalents of each of the foregoing under the laws of any jurisdiction) of any third party other than Publisher or Sony and all other proprietary or intellectual property rights worldwide (including, without limitation, all applications and registrations with respect thereto), and all renewals and extensions thereof.


            1.20 "Article 6" means Article 6 of Council Directive 91/250/EEC of 14 May 1991 on the legal protection of computer programmes.

         2. Grant of Licence

         SCEE hereby grants to Publisher, and Publisher hereby accepts, within the Licensed Territory only and under the Sony Intellectual Property Rights, a non-exclusive non-transferable licence, without the right to sub-license (except as specifically provided herein), to publish PlayStation 2 format Software in such genres or categories as SCEE shall from time to time designate in the Specifications, and the right and obligation to use the Licensed Trademarks, in the form and manner prescribed in the Specifications, strictly, only and directly in connection with such publication. For these purposes, to "publish" shall mean any or all of the following: (i) produce Advertising Materials and Printed Materials; (ii) to issue to SCEE purchase orders for Manufactured Materials as prescribed in Clause 6; (iii) to market, distribute and sell Licensed Products (and to authorise others so to do); and (iv) to sub-license to end users the right to use Licensed Products for non-commercial purposes only and not for public performance.

         3. Limitations

            3.1 Subject always to Article 6, Publisher shall publish PlayStation 2 format Software only if developed by a Licensed Developer strictly in accordance with all the terms and conditions of such Licensed Developer's LDA 2 and shall not publish or attempt to publish any other software whatsoever intended for or capable of execution on PlayStation 2. The onus of evidencing that PlayStation 2 format Software satisfies the foregoing criteria shall rest on Publisher and SCEE reserves the right to require Publisher to furnish evidence satisfactory to SCEE that the foregoing criteria are satisfied.

            3.2 Publisher shall not publish outside the Licensed Territory PlayStation 2 format Software unless and until Publisher shall be authorised and licensed so to do pursuant to a current licence agreement with the applicable Affiliate of SCEE. Further, Publisher shall not sub-publish such PlayStation 2

                                                                    CONFIDENTIAL

format Software through a third party either within or outside the Licensed Territory unless and until such sub-publisher shall be authorised and licensed so to do either pursuant to a current PlayStation 2 Licensed Publisher Agreement with SCEE or a current PlayStation 2 licence agreement with the applicable Affiliate of SCEE.

            3.3 The licence granted in this Agreement extends only to the publication, marketing, distribution and sale of Licensed Products in such formats as may be designated by SCEE. Without limiting the generality of the foregoing and except as otherwise provided herein, Publisher and, if applicable, its sub-publishers shall at all times and in all territories be strictly prohibited from undertaking or authorising the distribution or transmission of PlayStation 2 format Software or Licensed Products through electronic means or any other means now known or hereafter devised, including without limitation, via wireless, cable, fiber optic means, telephone lines, microwave and/or radio waves, or over a network of interconnected computers or other devices.
Notwithstanding this limitation, Publisher may electronically transmit PlayStation 2 format Software from site to site, or from machine to machine over a computer network, for the sole purpose of facilitating development; provided that no right or retransmission shall attach to any such transmission, and provided further that Publisher shall use reasonable security measures customary within the high technology industry to reduce the risk of unauthorised interception or retransmission of such transmissions.

         For the avoidance of doubt, the foregoing shall apply only to PlayStation 2 format Software and to Licensed Products and shall not apply to Licensed Developer Software which does not utilise Sony Materials and/or Sony Intellectual Property Rights and/or, subject to Council Directive 91/250/EEC, Confidential Information of Sony.

            3.4 Subject only to Article 6, Publisher and, if applicable, its sub-publishers shall at all times be strictly prohibited from disassembling or decompiling software, peeling semiconductor components or otherwise reverse engineering or attempting to reverse engineer or derive source code or create derivative works from PlayStation 2 format Software, from permitting or encouraging any third party so to do, and from acquiring or using any materials from any third party who does so. Publisher shall in all cases be primarily liable for the payment of Platform Charge to SCEE in accordance with Clause 7 hereof in respect of any product published by Publisher, or, if applicable, any of its sub-publishers, which utilises Sony Materials and/or Sony Intellectual
Property Rights and/or, subject to Council Directive 91/250/EEC, Confidential Information of Sony. The onus of evidencing that any such product is not so published shall rest on Publisher and SCEE reserves the right to require Publisher to furnish evidence satisfactory to SCEE that the applicable of the foregoing criteria are satisfied.

            3.5  Publisher   shall  inform  all  such   sub-publishers   of  the
obligations imposed by this Agreement and shall obtain their commitment to abide by the same.


            3.6 Any breach of the provisions of this Clause 3 shall be a material breach of this Agreement not capable of remedy.

         4. Reservations

            4.1 This Agreement does not grant any right or licence, under any Sony Intellectual Property Rights or otherwise, except as expressly provided herein, and no other right or licence is to be implied by or inferred from any provision of this Agreement or the conduct of the parties hereunder. Subject only to the rights of Publisher under this Agreement, all right, title and interest in and to the Sony Materials and the Sony Intellectual Property Rights are and shall be the exclusive property of Sony, and Publisher shall

                                                                    CONFIDENTIAL

not make use of, or do or cause to be done any act or thing contesting or in any way impairing or tending to impair any of Sony's right, title or interest in or to, any of the Sony Materials, Sony Intellectual Property Rights, PlayStation 2 and/or Sony's "PlayStation" predecessor video entertainment system except as authorised by and in compliance with the provisions of this Agreement or as may otherwise expressly be authorised in writing by Sony; provided however that the foregoing shall not be taken to preclude Publisher from challenging the validity of any Sony Intellectual Property Rights. No right, licence or privilege has been granted to Publisher hereunder concerning the development of any collateral product or other use or purpose of any kind whatsoever which displays or depicts any of the Licensed Trademarks. No promotional or novelty items or premium products (including, by way of illustration but without limitation, T-shirts, posters, stickers, etc.) displaying or depicting any of the Licensed Trademarks shall be developed, manufactured, marketed, sold and/or distributed by, with the authority of or on behalf of, Publisher without the prior written consent and authorisation of SCEE in each case.

            4.2 The Licensed Trademarks and the goodwill associated therewith are and shall be the exclusive property of Sony. Nothing herein shall give Publisher any right, title or interest in or to any of the Licensed Trademarks, other than the non-exclusive licence and privilege to display and use the Licensed Trademarks solely in accordance with the provisions of this Agreement. Publisher shall not do or cause to be done any act or thing contesting or in any way impairing or tending to impair any of Sony's right, title or interest in or to any of the Licensed Trademarks, nor shall Publisher register or apply to register any trademark in its own name or in the name of any other person or entity, or obtain or seek to obtain rights to employ Internet domain name(s) or address(es), which is or are similar to or is or are likely to be confused with any of the Licensed Trademarks; provided however that the foregoing shall not be taken to preclude Publisher from challenging the validity of any Licensed Trademarks.

            4.3 Publisher or Licensed Developer (as applicable) retains all right, title and interest in and to Licensed Developer Software, including Licensed Developer's intellectual property rights therein and any names or other designations used as titles therefor, and nothing in this Agreement shall be construed to restrict the right of Licensed Developer to develop and/or the right of Publisher to publish products incorporating Licensed Developer Software (separate and apart from Sony Materials), and/or under such names or other designations, for any hardware platform or service other than PlayStation 2.

            4.4 Subject to the proviso to Clauses 4.1 and 4.2 above, Publisher shall, at the expense of SCEE, take all such steps as SCEE may reasonably require, including the execution of licences and registrations, to assist SCEE in maintaining the validity and enforceability of Sony Intellectual Property Rights.

            4.5 Without prejudice to Clause 11, Publisher or SCEE (as applicable) shall promptly and fully notify the other in writing in the event that it discovers or otherwise becomes aware of any actual, threatened or suspected infringement of any of the intellectual property or trademark rights of the other embodied in any of the Licensed Products, and of any claim of infringement or alleged infringement by the other of any Third Party Intellectual Property Rights, and shall at the request and expense of the other do all such things as may reasonably be required to assist the other in taking or resisting any proceedings in relation to any such infringement or claim.

         5. Quality Standards

            5.1   Publisher   shall   provide  SCEE  with  a  Product   Planning
Notification for each Licensed Product in accordance with the Specifications.

                                                                    CONFIDENTIAL

         Each Licensed Product, including without limitation the title and content thereof, and/or Publisher's use of any of the Licensed Trademarks, shall be required to conform to the Specifications and shall not, except as specifically authorised in writing by SCEE in each case, incorporate (in whole or in part) more than 1 (one) game product.

         TESTING OR VERIFICATION FOR CONFORMITY TO THE SPECIFICATIONS SHALL BE CONDUCTED BY SCEE OR, AT PUBLISHER'S ELECTION, BY AN INDEPENDENT EXTERNAL TESTING SERVICE (IF AND WHEN SUCH SERVICE BECOMES AVAILABLE).

            5.2 Publisher shall submit for testing for conformity to the Specifications such information and materials relating to the PlayStation 2 format Software for each Licensed Product as shall be specified in the Specifications. Such Specifications shall be comparable with the specifications applied by Sony with respect to its own PlayStation 2 format Software products. SCEE acknowledges and agrees that such Specifications shall be of prospective application only and shall not be applied to any inventory units of the Licensed Products manufactured prior to, or in the active process of manufacture at the date of, the promulgation thereof by SCEE.


            5.3 For each Licensed Product, Publisher shall be responsible, at Publisher's expense, for the origination of all Printed Materials, and for the manufacture and delivery to the manufacturer of such Licensed Product of all Printed Materials other than those to be set forth on the Licensed Product itself, all of which Printed Materials shall: (i) conform in all material respects to the Specifications; and (ii) include such other materials (including by way of illustration but not limitation, consumer health warnings in relation to epilepsy) and such consumer advisory rating code(s) as may from time to time be required by any governmental entity or in compliance with any voluntary code of practice operated by members of the interactive software development and publishing community. The Specifications referred to in (i) above shall be comparable with the specifications applied by Sony with respect to its own PlayStation 2 format Software products. SCEE acknowledges and agrees that such Specifications shall be of prospective application only and shall not be applied to any inventory units of the Licensed Products manufactured prior to, or in the active process of manufacture at the date of, the promulgation thereof. All materials to be submitted pursuant to this Clause 5.3 shall be delivered by such means and in such form as shall be prescribed in the Specifications and at Publisher's sole risk and expense. Publisher undertakes that the quality of such Printed Materials shall be of the same quality as that associated with high quality consumer products.

            5.4 Where applicable, SCEE (or, where applicable, an independent external testing service as aforesaid) will test or verify for conformity to the Specifications (as the case may be) all materials submitted by Publisher pursuant to Clause 5.2 and Clause 5.3. Where such testing or verification is conducted by SCEE, SCEE shall advise Publisher of the results of such testing or verification within the applicable of the timeframes specified in the Specifications. Where such testing or verification is conducted by such independent external testing service, such service shall advise Publisher of the results of such testing or verification within timeframes agreed between such service and Publisher (and SCEE shall have no responsibility or liability whatsoever arising from a failure by such service to meet such timeframes). If any of such materials (or any element(s) thereof) fail to conform to the Specifications, SCEE (or, where applicable, such independent external testing service) shall specify the reasons for such failure and state what revisions are required to enable such materials (or element(s) thereof) to so conform. After making the required revisions, Publisher may resubmit such materials in such revised form for re-testing or re-verification by SCEE (or, where applicable, such independent external testing service). The procedures described in this Clause 5.4 shall if necessary be repeated until all such materials for each Licensed Product shall expressly have been certified as conforming to the Specifications, such certification to be validly given only if in

                                                                    CONFIDENTIAL

writing and signed by the duly authorised representative(s) of SCEE as specified in the Specifications (or, where applicable, by the duly authorised representative(s) of such independent external testing service). SCEE shall have no liability to Publisher for the accuracy or content (including translations and localisations) of Printed Materials (except only items required to be included in accordance with the Specifications) or in respect of costs incurred or irrevocably committed by Publisher as a result of any failure to conform to Specifications (even where certified for conformity) or in relation to, or to the use of, Printed Materials which shall not have been given a certificate of conformity by SCEE (or, where applicable, by such independent external testing service). No production units of any Licensed Product shall be manufactured, marketed, distributed or sold by, with the authority of or on behalf of, Publisher unless and until such a certificate of conformity of such Licensed Product shall first have been given by SCEE (or, where applicable, by such independent external testing service). No certificate of conformity from SCEE (or, where applicable, from such independent external testing service) of any element of the materials so submitted or resubmitted shall be deemed a certificate of conformity of any other element of such materials, nor shall any such certificate of conformity be deemed to constitute a waiver of any of SCEE's rights under this Agreement.

         The generality of the foregoing notwithstanding, in the event that Publisher wishes to contest a finding by SCEE of non-conformity to the Specifications, and as an alternate to making required revisions and resubmissions as above, Publisher may have recourse to the appeals process specified in the Specifications.

            5.5 Publisher shall not change in any material respect any of the materials for which a certificate of conformity shall have been given by SCEE (or, where applicable, by an independent external testing service) pursuant to Clause 5.4 (or, if applicable, pursuant to Clause 5.6) (or, alternately, which shall have been held to conform to the Specifications following recourse by Publisher to the appeals process specified in the Specifications). If any of the Licensed Products and/or related materials published by, with the authority of or on behalf of, Publisher fail to conform to the Specifications and the materials for which SCEE (or, where applicable, such independent external testing service) shall from time to time have given a certificate of conformity, then the provisions of Clause 13.2 shall apply.

            5.6 SCEE reserves the right to require that pre-production samples of all Advertising Materials shall be submitted by Publisher to SCEE or, at Publisher's election, to an independent external testing service (if and when such service becomes available), free of charge and in accordance with the procedure specified in the Specifications, for verification for conformity to the Specifications (including specifically, but without limitation, in relation to the usage of any of the Licensed Trademarks), prior to any actual production, use or distribution of any such items by, with the authority or on behalf of, Publisher. No such proposed Advertising Materials shall be produced, used or distributed directly or indirectly by Publisher without first obtaining a certificate of conformity to the Specifications. Where such verification is conducted by SCEE, SCEE shall advise Publisher of the results of such verification within the applicable of the timeframes specified in the Specifications. Where such verification is conducted by such independent external testing service, such service shall advise Publisher of the results of such verification within timeframes agreed between such service and Publisher (and SCEE shall have no responsibility or liability whatsoever arising from a failure by such service to meet such timeframes). If any such Advertising Materials (or any element(s) thereof) fail to conform to the Specifications, SCEE (or, where applicable, such independent external testing service) shall specify the reasons for such failure and state what revisions are required to enable such Advertising Materials (or element(s) thereof so to conform. After making the required revisions, Publisher may resubmit such materials in such revised form for re-verification by SCEE (or, where applicable, by such independent external testing service). The procedures described in this Clause
5.6 shall if necessary be repeated until all such Advertising Materials for each Licensed Product shall

                                                                    CONFIDENTIAL

expressly have been certified as conforming to the Specifications, such certification to be validly given only if in writing and signed by the duly authorised representative(s) of SCEE as specified in the Specifications (or, where applicable, by the duly authorised representative(s) of such independent external testing service). SCEE shall have no liability to Publisher in respect of costs incurred or irrevocably committed by Publisher in relation to, or to the use of, Advertising Materials which shall not have been given a certificate of conformity by SCEE (or, where applicable, by such independent external testing service). No certificate of conformity from SCEE (or, where applicable, from such independent external testing service) of any element of Advertising Materials so submitted or resubmitted shall be deemed a certificate of conformity of any other element of such Advertising Materials, nor shall any such certificate of conformity be deemed to constitute a waiver of any of SCEE's rights under this Agreement.

         The generality of the foregoing notwithstanding, in the event that Publisher wishes to contest a finding of non-conformity to the Specifications by SCEE, and as an alternate to making required revisions and resubmissions as above, Publisher may have recourse to the appeals process specified in the Specifications.

         Subject in each instance to the prior written consent of SCEE, Publisher may use such textual and/or pictorial advertising matter (if any) as may be created by, with the authority or on behalf of, Sony pertaining to the Sony Materials and/or to the Licensed Trademarks on such Advertising Materials as may, in Publisher's judgment, promote the sale of Licensed Products within the Licensed Territory. Sony shall have the right to use Licensed Products and/or other materials relating to Publisher's PlayStation 2 format Software titles in any advertising or promotion for PlayStation 2 at Sony's expense, subject to giving Publisher reasonable prior notice of such advertisement or promotion. Sony shall confer with Publisher regarding the text of any such advertisement. If required by Sony and/or any governmental entity or in compliance with any voluntary code of practice operated by members of the interactive software development and publishing community, Publisher shall, at Publisher's cost and expense, also include consumer advisory rating code(s) and, if required, other materials (including by way of illustration but not limitation, consumer health warnings in relation to epilepsy) on any and all Advertising Materials used in connection with Licensed Products. Such consumer advisory rating code(s) shall be procured in accordance with the provisions of Clause 5.7.

            5.7 Publisher agrees that, if required by SCEE or any governmental entity, it shall submit each Licensed Product to a consumer advisory ratings system designated by SCEE and/or such governmental entity for the purpose of obtaining rating code(s) for each Licensed Product. Any and all costs and expenses incurred in connection with obtaining such rating code(s) shall be borne solely by Publisher. Any required consumer advisory rating code(s) thereby procured shall be displayed on Licensed Products and associated Printed Materials in accordance with the Specifications, at Publisher's cost and expense.

            5.8 In the event Publisher fails to comply with its obligations in relation thereto as specified in Clause 5.7, SCEE reserves the right in its sole discretion, at Publisher's sole cost and expense: (i) to display, or to require the display, on Licensed Products and/or associated Printed Materials and/or associated Advertising Materials (as may be required) materials (including by way of illustration but not limitation, consumer health warnings in relation to epilepsy) and/or to procure and to display, or to require the display of, consumer advisory rating code(s); or (ii) to require non-complying Licensed Products and/or associated Printed Materials and/or associated Advertising Materials forthwith to be withdrawn from the market.

                                                                    CONFIDENTIAL

         6. Manufacture of Licensed Products & Associated Materials

            6.1 Subject only to Article 6, Publisher acknowledges and agrees that it shall purchase Manufactured Materials only from an authorised manufacturing facility licensed by SCEE. SCEE shall have the right, but no obligation, to subcontract the whole or any part or phase of the production of any or all of the Manufactured Materials or any part(s) thereof.


            6.2 Subject  always to Article 6,  promptly  following the giving by
SCEE (or, where applicable, by an independent external testing service as aforesaid) of a certificate of conformity to the Specifications (or, alternately, a holding of conformity to the Specifications following recourse by Publisher to the appeals process specified in the Specifications) for each Licensed Product pursuant to Clause 5.2, SCEE shall create (from one of the CD copies of the finally approved version of the PlayStation 2 format Software as submitted by Publisher pursuant to Clause 5.2) the original master PlayStation 2 Disc ("Master PlayStation 2 Disc") from which all other copies of the Licensed Product are to be replicated in compliance with the Specifications effective at the time of replication. Where such certificate of conformity shall have been given by such an independent external testing service, then the CD copy of the finally approved version of the PlayStation 2 format Software as submitted by Publisher pursuant to Clause 5.2 from which the Master PlayStation 2 Disc is to be created shall be furnished SCEE by such service. Publisher shall be responsible for the costs, as set forth in Schedule 2, of creating such Master PlayStation 2 Disc. Publisher will retain duplicates of all such PlayStation 2 format Software. SCEE shall not be liable for loss of or damage to any copies of the PlayStation 2 format Software furnished SCEE hereunder. There will be no technology exchange between Sony and Publisher under this Agreement. The mastering process being of a proprietary and commercially confidential nature, neither SCEE nor any manufacturing subcontractor of SCEE will under any circumstances release any Master PlayStation 2 Discs or other in-process materials to Publisher. All such physical materials shall be and remain the sole property of Sony.

            6.3 Subject always to Article 6, Publisher shall be solely responsible for the delivery, direct to an authorised manufacturing facility licensed by SCEE and in accordance with Clause 6.4, 110% (one hundred and ten percent) of the number of sets of the Printed Materials (other than those set forth on the applicable Licensed Product itself) required to fulfill Publisher's purchase order for Manufactured Materials of each PlayStation 2 format Software title, which Printed Materials shall be in strict compliance with the
Specifications. SCEE shall, at Publisher's request, give Publisher all reasonable assistance in arranging the manufacture of Printed Materials to be used in conjunction with Licensed Products not manufactured in reliance on
Article 6 through SCEE's authorised manufacturing facility (if a Sony company), but SCEE shall have no responsibility with respect to pricing, delivery or any other related matter whatsoever in connection with such manufacture.

            6.4 Subject to the giving by SCEE of a certificate of conformity to the Specifications (or, alternately, a holding of conformity following recourse by Publisher to the appeals process specified in the Specifications) for the applicable PlayStation 2 format Software and Printed Materials pursuant to Clause 5, and to the delivery to an authorised manufacturing facility licensed by SCEE of the materials to be delivered under Clause 6.3, SCEE will, at Publisher's expense and as applicable, manufacture, assemble, package and deliver the Manufactured Materials and the Printed Materials in accordance with the terms and conditions set forth in this Clause 6. The delivery of the materials specified in Clause 6.3 shall be made in accordance with the timetable for such delivery specified in the Specifications.


            6.5 Subject always to Article 6, Publisher shall issue to SCEE purchase order(s) via SCEE's Electronic Order System (or otherwise as specified by SCEE from time to time) in accordance with,

                                                                    CONFIDENTIAL


and in compliance with the timetable specified in, the Specifications. No such order shall be issued unless and until all necessary certificates of conformity shall have been given (or, alternately, there shall have been a holding of conformity following recourse by Publisher to the appeals process specified in the Specifications) pursuant to Clause 5. Each such order shall reference Publisher authorisation number and purchase order reference number, specify quantities of PlayStation 2 format Software by title by pack sku (in multiples of the minimum box shipment detailed in the Specifications), state requested ex-factory delivery date and all packaging information together with such other information as SCEE shall reasonably require and shall be for not less than the applicable minimum order quantity as specified in Schedule 2 hereto. All such purchase orders shall be subject to acceptance by SCEE, which acceptance will be advised to Publisher not more than 3 (three) working days following delivery in accordance with Clause 6.4 of the materials required to be delivered under Clauses 6.2 and 6.3. SCEE shall use all reasonable endeavours, subject to available manufacturing capacity, to fulfill Publisher's purchase orders by Publisher's requested ex-factory delivery date but does not in any event guarantee so to do. Publisher shall have no right to cancel or reschedule any purchase order or reorder (or any portion thereof) for any Licensed Product unless the parties shall first have reached mutual agreement as to Publisher's financial liability with respect to any desired cancellation or rescheduling of any such purchase order or reorder (or any portion thereof).


            6.6 Subject only to the provisions of Clause 6.5 in relation to Printed Materials, neither SCEE nor any manufacturing subcontractor of SCEE shall be under any obligation to store finished units of Manufactured Materials or of associated Printed Materials beyond the actual ex-factory delivery date thereof. Delivery of Manufactured Materials shall be made ex-factory the applicable authorised manufacturing facility licensed by SCEE in the Licensed Territory. All risk of loss or damage in transit to any and all Manufactured Materials manufactured by SCEE pursuant to Publisher's orders shall pass to Publisher forthwith upon first handling by Publisher's carrier.

            6.7 Publisher may inspect and test any units of Manufactured Materials not manufactured in reliance on Article 6 at Publisher's receiving destination. Any finished units of such Manufactured Materials which fail to conform to the Specifications and/or any description(s) contained in this Agreement may be rejected by Publisher by providing written notice of rejection to SCEE within 30 (thirty) days of receipt of such units of such Manufactured Materials at Publisher's receiving destination. In such event, the provisions of Clause 10.2 shall apply with respect to any such rejected units of Manufactured Materials. Notwithstanding the provisions of Clause 10.2, if Publisher fails to reject any units of such Manufactured Materials in the manner and within the 30 (thirty) day period prescribed above, such units of Manufactured Materials shall irrevocably be deemed accepted by Publisher and shall not subsequently be rejected.

            6.8 In no circumstances shall SCEE or its authorised manufacturing facility treat any of Publisher's Licensed Products in any way more or less favourably, in terms of production turnaround times or otherwise, than the Licensed Products of any other Licensed Publisher of SCEE or than PlayStation 2 format Software products published by SCEE itself.

         7. Platform Charge


            7.1 The all-in Platform Charge for finished units of Manufactured Materials in respect of which SCEE accepts Publisher's purchase order in accordance with Clause 6.5 shall be as specified in Schedule 2. Such Platform Charge shall be subject to change by SCEE at any time upon reasonable notice to Publisher; provided, however, that such Platform Charge shall not be changed with respect to any units of Manufactured Materials which are the subject of an effective purchase order or reorder but which have not yet been delivered by SCEE. Such Platform Charge for finished

                                                                    CONFIDENTIAL

units of Manufactured Materials is exclusive of any value-added or similar sales tax, customs and excise duties and other similar taxes or duties, which SCEE may be required to collect or pay as a consequence of the sale or delivery of finished units of Manufactured Materials. Publisher shall be solely responsible for the payment or reimbursement of any such taxes or duties, and other such charges or assessments applicable to the sale and/or purchase of finished units of Manufactured Materials.


         The Platform Charge for products developed utilising Sony Materials and/or Sony Intellectual Property Rights and/or, subject to Council Directive
91/250/EEC,  Confidential  Information of Sony, but  manufactured in reliance on
Article 6, shall be the otherwise applicable Platform Charge less only such sum as represents from time to time the costs of raw materials and for production services (including for utilisation of Sony's proprietary Disc Mastering technology) for the products concerned which SCEE would otherwise have been invoiced for by SCEE's authorised manufacturing facility ("the Article 6 Platform Charge"). If Publisher has products so manufactured in reliance an
Article 6, then Publisher shall furnish SCEE, within 28 (twenty eight) days following the close of each calendar month: (i) a written reporting of the number of inventory units (by product title) of products so manufactured during such calendar month; (ii) an external auditor's certificate (or similar independent certificate reasonably acceptable to SCEE) confirming the completeness and accuracy of such reporting; (iii) Publisher's remittance for the Article 6 Platform Charge multiplied by the number of inventory units reflected in such reporting. Any failure fully and promptly to comply with the foregoing reporting and payment obligations shall constitute a breach of this Agreement not capable of remedy, entitling SCEE forthwith to terminate the Term pursuant to Clause 13.1(i); and upon termination by SCEE for such cause, the provisions of Clause 14.2 shall come into effect.


         SCEE shall upon reasonable written request provide Publisher details of the aforementioned costs of raw materials and production services if Publisher has legitimately exercised its rights under Article 6 or genuinely intends to exercise and rely upon such rights. However, SCEE reserves the right to require Publisher to execute a separate Non-Disclosure Agreement before making such information available.

            7.2 No costs incurred in the development, manufacture, marketing, sale and/or distribution of Licensed Products and/or associated materials shall be deducted from any Platform Charge payable to SCEE hereunder. Similarly, there shall be no deduction from the Platform Charge otherwise payable to SCEE hereunder as a result of any uncollectable accounts owed to Publisher, or for any credits, discounts, allowances or returns which Publisher may credit or otherwise grant to any third party customer in respect of any units of Licensed Products and/or associated materials, or for any taxes, fees, assessments, or expenses of any kind which may be incurred by Publisher in connection with its sale and/or distribution of any units of Licensed Products and/or associated materials, and/or arising with respect to the payment of Platform Charge hereunder. Publisher shall furnish SCEE official tax receipts or other such documentary evidence issued by the applicable tax authorities sufficient to substantiate the fact of the deduction of any withholding taxes and/or other such assessments which may be imposed by any governmental authority with respect to such payments of Platform Charge hereunder and the amount of each such deduction - and, in the event SCEE is able to obtain a corresponding credit against its own tax liability, Publisher shall be entitled to a corresponding credit against its subsequent purchases of Manufactured Materials hereunder.

            7.3 Publisher shall effect payment for the Platform Charge specified in Clause 7.1 for the finished units of Manufactured Materials the subject matter of each purchase order issued pursuant to Clause 6.5 in accordance with the Specifications. Each delivery of Manufactured Materials to Publisher shall constitute a separate sale obligating Publisher to pay therefor, whether said delivery be whole or partial fulfillment of any order. No claim for credit due to shortage of Manufactured Materials as delivered to carrier will be allowed unless it is made within 5 (five) working days from the date of receipt at Publisher's receiving

                                                                    CONFIDENTIAL

destination. Title to Manufactured Materials the subject of each such purchase order shall pass to Publisher only upon payment in full of the Platform Charge due in respect thereof. The receipt and deposit by SCEE of any payment of Platform Charge tendered by or on behalf of Publisher as aforesaid shall be without prejudice to any rights or remedies of SCEE and shall not restrict or prevent SCEE from thereafter successfully challenging the basis for calculation and/or the accuracy of such payment. SCEE reserves the right, upon reasonable notice to Publisher, to require that such payments of Platform Charge shall be made to such other Sony entity as SCEE may designate from time to time.

         8. Marketing & Distribution

         Publisher shall, at no expense to SCEE, diligently market, distribute and sell Licensed Products throughout (but only in) the Licensed Territory, and shall use all reasonable efforts consistent with its best business judgment to stimulate demand therefor in the Licensed Territory and to supply any resulting demand. Publisher shall not market, distribute or sell Licensed Products outside the Licensed Territory or to any person, firm, corporation or entity having its place of business, or to any purchasing agency located, outside the Licensed Territory. Publisher shall use all reasonable efforts consistent with its best business judgment to protect Licensed Products from and against illegal reproduction and/or copying by end users or by any other persons or entities. Such methods of protection may include, without limitation, markings or insignia providing identification of authenticity and packaging seals as may be specified in the Specifications. SCEE shall be entitled, at SCEE's sole cost and expense, to manufacture up to 200 (two hundred) additional units of Manufactured Materials (or such greater number of additional units as shall be agreed by Publisher, such agreement not unreasonably to be withheld or delayed) for each PlayStation 2 format Software title (and to purchase from Publisher, at a price equal to the actual cost thereof to Publisher, a corresponding number of units of Printed Materials for each such PlayStation 2 format Software title), for the purposes of or in connection with the marketing and promotion of PlayStation 2; provided however that SCEE shall not directly or indirectly resell any such units of Manufactured Materials (and, if applicable, of Printed Materials) within the Licensed Territory without Publisher's prior written consent. Further, SCEE shall be entitled to utilise Publisher's name and/or logo and the audio-visual content of and/or the Printed Materials for, PlayStation 2 format Software titles (not to exclude the likenesses of any recognisable talent) for the purposes of or in connection with such marketing and promotion.

         9. Confidentiality

            9.1 All the terms and provisions of the CNDA shall apply to Confidential Information of Sony and, if and to the extent applicable, Confidential Information of Publisher.

            9.2 Where Confidential Information of Publisher is not protected by the CNDA, SCEE shall hold the same in confidence and shall take all reasonable steps necessary to preserve such confidentiality. Except as may expressly be authorised by Publisher, SCEE shall not at any time, directly or indirectly: (i) disclose any Confidential Information of Publisher to any person other than a Sony employee who needs to know or have access to such information for the purposes of this Agreement, and only to the extent necessary for such purposes;
(ii) except for the purposes of this Agreement, duplicate or use the Confidential Information of Publisher for any other purpose whatsoever; or (iii) remove any copyright notice, trademark notice and/or other proprietary legend set forth on or contained within any of the Confidential Information of Publisher.

            9.3 The provisions of Clause 9.2 hereof shall not apply to any Confidential Information of Publisher which: (i) has become part of information in the public domain through no fault of SCEE;

                                                                    CONFIDENTIAL

(ii) was known to SCEE prior to the disclosure thereof by Publisher; (iii) properly comes into the possession of SCEE from a third party which is not under any obligation to maintain the confidentiality of such information. SCEE may disclose Confidential Information of Publisher pursuant to a judicial or governmental order provided that SCEE promptly advises Publisher in writing prior to any such disclosure so that Publisher may seek other legal remedies to maintain the confidentiality of such Confidential Information of Publisher, and SCEE shall comply with any applicable protective order or equivalent.




         10. Warranties

            10.1 SCEE represents and warrants solely for the benefit of Publisher that SCEE has the right, power and authority to enter into, to grant the licensed rights herein granted to Publisher, and fully to perform its obligations under, this Agreement.


            10.2 SCEE  warrants  that units of  PlayStation  2 Discs  comprising
Licensed Products manufactured by SCEE for Publisher pursuant to Clause 6 hereof shall be free from defects in materials and workmanship under normal use and service at time of delivery in accordance with Clause 6.6. The sole obligation of SCEE under this warranty shall be, for a period of 90 (ninety) days from the date of delivery of such discs in accordance with Clause 6.6, at SCEE's election, either (i) to replace such defective discs or (ii) to issue credit for, or to refund to Publisher the Platform Charge of such defective discs (excluding PlayStation 2 Disc mastering charge), together with the actual costs of associated Printed Materials, and to reimburse Publisher its reasonable return shipping costs. Such warranty is the only warranty applicable to Licensed Products manufactured by SCEE for Publisher pursuant to Clause 6. This warranty shall not apply to damage resulting from accident, fair wear and tear, willful damage, alteration, negligence, abnormal conditions of use, failure to follow directions for use (whether given, in instruction manuals or otherwise howsoever) or misuse of Licensed Products, or to discs comprising less than 1% (one percent) [or, if greater, 100 (one hundred) units] in the aggregate of the total number of Licensed Products manufactured by SCEE for Publisher per purchase order of any PlayStation 2 format Software title. If, during such 90 (ninety) day period, defects appear as aforesaid, Publisher shall notify SCEE and, upon request by SCEE (but not otherwise), return such defective discs, with a written description of the defect claimed, to such location as SCEE shall designate. SCEE shall not accept for replacement, credit or refund as aforesaid any Licensed Products except factory defective discs (i.e. discs that are not free from defects in materials and workmanship under normal use and service). All returns of defective discs shall be subject to prior written authorisation by SCEE, not unreasonably to be withheld. If no defect exists or the defect is not such as to be covered under the above warranty, Publisher shall reimburse SCEE for reasonable expenses incurred in processing and analysing the discs.


            10.3 Publisher represents, warrants, covenants and agrees that: (i) Publisher has the right, power and authority to enter into, and fully to perform its obligations under, this Agreement; (ii) the making of this Agreement by Publisher does not violate any separate agreement, rights or obligations existing between Publisher and any other person, firm, corporation or entity, and, throughout the Term, Publisher shall

                                                                    CONFIDENTIAL

not make any separate agreement with any person or entity which is inconsistent with any of the provisions hereof; (iii) both Licensed Developer Software and PlayStation 2 format Software, and any name, designation or title used in conjunction therewith, shall be free from any valid third party claim of infringement of any Third Party Intellectual Property Rights; (iv) there is no litigation, proceeding or claim pending or threatened against Publisher or any subsidiary or affiliate of Publisher which may materially affect Publisher's rights in and to Licensed Developer Software, the names, designations or titles used in conjunction therewith, the works and performances embodied therein and/or the copyrights pertaining thereto; (v) Publisher shall have made or shall make any and all payments required to be made to any person, firm, corporation or other entity, or to any body or group representing authors or participants in the production of the works or performances embodied in Licensed Developer Software and PlayStation 2 format Software, or to publishers or other persons having legal or contractual rights of any kind to participate in any income arising in respect of the exploitation of such works or performances; (vi) neither Publisher nor any subsidiary or affiliate of Publisher shall make any representation or give any warranty to any person or entity expressly or impliedly on Sony's behalf, or to the effect that Licensed Products are connected in any way with Sony (other than that Licensed Products have been developed, marketed, manufactured, sold and/or distributed under licence from
Sony); (vii) PlayStation 2 format Software shall be distributed by Publisher solely in the form of Licensed Product; (viii) each Licensed Product shall be marketed, sold and distributed in an ethical manner and in accordance with all applicable laws and regulations; and (ix) Publisher's policies and practices with respect to the marketing, sale and/or distribution of Licensed Products shall in no manner reflect adversely upon the name, reputation or goodwill of Sony.

            10.4 Further, Publisher represents, warrants, covenants and agrees that neither Publisher nor any parent company, subsidiary or affiliate of Publisher shall during the Term, whether for itself or for the benefit of any other person, firm, corporation or entity, whether by itself or by its officers, employees or agents, directly or indirectly, induce or seek to induce, on an individually targeted basis, the employment of, or the engagement of the services of, any Relevant Employee. For these purposes "Relevant Employee" shall mean and include any employee of (i) SCEE, (ii) Psygnosis Limited or (iii) PlayStation.com (Europe) Limited (or any of their subsidiaries or branch offices outside the United Kingdom), the services of which employee are (a) specifically engaged in product development (or directly related) functions or (b) otherwise reasonably deemed by his/her employer to be of material importance to the protection of its legitimate business interests, and with which employee Publisher (or any parent company, subsidiary or affiliate of Publisher) shall have had contact or dealings during the Term. The foregoing provisions shall continue to apply for a period of 12 (twelve) months following expiry or earlier termination of the Term and are hereby deemed substituted for any corresponding provisions in any agreement(s) previously entered into between the parties hereto in relation to PlayStation 2 and/or to Sony's "PlayStation" predecessor video entertainment system.

         11. Indemnities

            11.1 SCEE shall indemnify and hold Publisher harmless from and against any and all claims, losses, liabilities, damages, expenses and costs, including without limitation reasonable fees for lawyers, expert witnesses and litigation costs, and including costs incurred in the settlement or avoidance of any such claim, which result from or are in connection with a breach of any of the warranties provided by SCEE herein or any breach of SCEE's confidentiality obligations as set forth in Clause 9.2 hereof; provided however that Publisher shall give prompt written notice to SCEE of the assertion of any such claim, and provided further that SCEE shall have the right to select counsel and control the defense and/or settlement thereof, subject to the right of Publisher to participate in any such action or proceeding at its own expense with counsel of its own choosing. SCEE shall have the exclusive right, at its discretion, to commence and prosecute at its own expense any lawsuit or to take such other action with respect to such matters as shall be

                                                                    CONFIDENTIAL

deemed appropriate by SCEE. Publisher shall provide SCEE, at no expense to Publisher, reasonable assistance and cooperation concerning any such matter. Publisher shall not agree to the compromise, settlement or abandonment of any such claim, action or proceeding without SCEE's prior written consent.

            11.2 Publisher shall indemnify and hold SCEE harmless from and against any and all claims, losses, liabilities, damages, expenses and costs, including without limitation reasonable fees for lawyers, expert witnesses and litigation costs, and including costs incurred in the settlement or avoidance of any such claim, which result from or are in connection with (i) a breach of any of the warranties provided by Publisher herein or any breach of Publisher's confidentiality obligations as referred to in Clause 9.1 hereof, or (ii) any claim of infringement or alleged infringement of any Third Party Intellectual Property Rights with respect to Licensed Developer Software (excluding any claim relating to Sony Intellectual Property Rights or the Licensed Trademarks or any software, in object code or source code form, which has been provided by SCEE to Publisher in furtherance of this Agreement), or (iii) any claim of or in connection with any injury (including death) or property damage, by whomsoever such claim is made, arising (in whole or in part) out of the manufacture, sale and/or use of any of the Manufactured Materials unless resulting from the proven negligence of Sony; its affiliates or designees; provided however that SCEE shall give prompt written notice to Publisher of the assertion of any such claim, and provided further that Publisher shall have the right to select counsel and control the defence and/or settlement thereof, subject to the right of SCEE to participate in any such action or proceeding at its own expense with counsel of its own choosing. Publisher shall have the exclusive right, at its discretion, to commence and/or prosecute at its own expense any lawsuit or to take such other action with respect to such matter as shall be deemed appropriate by Publisher. SCEE shall provide Publisher, at no expense to SCEE, reasonable assistance and cooperation concerning any such matter. SCEE shall not agree to the compromise, settlement or abandonment of any such claim, action or proceeding without Publisher's prior written consent.

         12. Limitations of Liability

            12.1 IN NO EVENT SHALL SONY OR ITS SUPPLIERS BE LIABLE FOR PROSPECTIVE PROFITS, OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THE BREACH OF THIS AGREEMENT BY SCEE), WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE. IN NO EVENT SHALL SONY'S LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY LIABILITY FOR DIRECT DAMAGES, AND INCLUDING WITHOUT LIMITATION ANY LIABILITY UNDER CLAUSE 11.1, EXCEED THE PLATFORM CHARGE PAID BY PUBLISHER TO SCEE UNDER CLAUSE 7 WITHIN THE 2 (TWO) YEARS PRIOR TO THE DATE OF THE FIRST OCCURENCE OF THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO SONY ENTITY, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, SHALL BEAR ANY RISK, OR HAVE ANY RESPONSIBILITY OR LIABILITY, OF ANY KIND TO PUBLISHER OR TO ANY THIRD PARTIES WITH RESPECT TO THE FUNCTIONALITY AND/OR PERFORMANCE OF LICENSED PRODUCTS.

            12.2 IN NO EVENT SHALL PUBLISHER BE LIABLE TO SCEE FOR PROSPECTIVE PROFITS, OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING WITHOUT LIMITATION THE BREACH OF THIS AGREEMENT BY PUBLISHER), WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE, PROVIDED

                                                                    CONFIDENTIAL

THAT PUBLISHER EXPRESSLY AGREES THAT SUCH LIMITATIONS SHALL NOT APPLY TO DAMAGES RESULTING FROM PUBLISHER'S BREACH OF CLAUSES 2, 3, 4, 9 OR 11.2 OF THIS AGREEMENT.

            12.3 SUBJECT AS EXPRESSLY PROVIDED IN CLAUSES 10.1 AND 10.2, NO SONY ENTITY NOR ITS SUPPLIERS MAKE, NOR DOES PUBLISHER RECEIVE, ANY WARRANTIES
(EXPRESS, IMPLIED OR STATUTORY) REGARDING THE SONY MATERIALS AND/OR UNITS OF MANUFACTURED MATERIALS MANUFACTURED HEREUNDER. SONY SHALL NOT BE LIABLE FOR ANY INJURY, LOSS OR DAMAGE, DIRECT OR CONSEQUENTIAL, ARISING OUT OF THE USE OF, OR INABILITY TO USE, SUCH UNITS OF MANUFACTURED MATERIALS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTIES, CONDITIONS OR OTHER TERMS IMPLIED BY STATUTE OR COMMON LAW (INCLUDING AS TO MERCHANTABILITY, SATISFACTORY QUALITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND THE EQUIVALENTS THEREOF UNDER THE LAWS OF ANY JURISDICTION) ARE EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW. HOWEVER, NOTHING IN THIS AGREEMENT SHALL LIMIT SONY'S LIABILITY IN RELATION TO CLAIMS ARISING FROM THE INJURY OR DEATH OF ANY PERSON RESULTING FROM THE PROVEN NEGLIGENCE OF SONY.

         13. Termination by SCEE

            13.1 SCEE shall have the right forthwith to terminate this Agreement by written notice to Publisher at any time after the occurrence of any of the following events or circumstances: (i) any material breach of Publisher's obligations under this Agreement (or, if Publisher shall also have executed a PlayStation Non-Disclosure Agreement and/or PlayStation 2 Confidentiality & Non-Disclosure Agreement which shall have been breached by Publisher, or a PlayStation Licensed Developer Agreement, PlayStation Licensed Publisher Agreement, PlayStation 2 Tools & Materials Loan Agreement and/or a PlayStation 2 Licensed Developer Agreement, or a PlayStation or PlayStation 2 licensed developer, development system or licensed publisher agreement (or equivalent) with an Affiliate of SCEE, which shall have been terminated for breach by SCEE or by such party) which breach, if capable of remedy, shall not have been corrected or cured in full within 30 (thirty) days following notice from SCEE (or the applicable Affiliate of SCEE as the case may be) specifying and requiring the correction or cure of such breach, or any repetition of a prior material breach of any such obligation, whether or not capable of remedy; (ii) any refusal or failure by Publisher to effect payment of Platform Charge, promptly in accordance with Clauses 7.1 or 7.3 or at all, or a statement that Publisher is or will be unable to pay, any sum(s) due hereunder, or Publisher being unable to pay its debts generally as the same fall due; (iii) Publisher's filing of an application for, or consenting to or directing the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator (or the equivalent of any of the foregoing under the laws of any jurisdiction) of any of Publisher's property (whether tangible or intangible and wherever located), assets and/or undertaking; (iv) the making by Publisher of a general assignment for the benefit of creditors; (v) an adjudication in any jurisdiction that Publisher is a bankrupt or insolvent; (vi) the commencing by Publisher of, or Publisher's intention to commence, a voluntary case under applicable bankruptcy laws of any jurisdiction; (vii) the filing by Publisher of, or Publisher's intention to file, a petition seeking to take advantage of any other law(s) of any jurisdiction providing for the relief of debtors; (viii) Publisher's acquiescence in, intention to acquiesce in, or failure to have dismissed within 90 (ninety) days, any petition filed against it in any involuntary case brought pursuant to the bankruptcy or other law(s) of any jurisdiction referred to in (vi) and (vii) above; (ix) a controlling partnership or equity interest [or any such interest (other than an acquisition of less than an aggregate of 5% (five percent) of the issued share capital of Publisher, as quoted on a recognised investments exchange), in the case of a transfer to any party which (a) shall previously have executed a PlayStation Non-Disclosure Agreement and/or PlayStation 2

                                                                    CONFIDENTIAL

Confidentiality & Non-Disclosure Agreement which shall have been breached by such party, or a PlayStation Licensed Developer Agreement, PlayStation Licensed Publisher Agreement, PlayStation 2 Tools & Materials Loan Agreement, PlayStation 2 Licensed Developer Agreement and/or a PlayStation 2 Licensed Publisher Agreement which shall have been terminated for breach by SCEE, or a PlayStation or PlayStation 2 licensed developer, development system or licensed publisher agreement (or equivalent) with an Affiliate of SCEE, which shall have been terminated for breach by such party, or (b) is, or which directly or indirectly holds or acquires a partnership or equity interest in, the developer of (or other owner of intellectual property rights in) any interactive hardware device or product which is or will be directly or indirectly competitive with PlayStation 2, or (c) is in litigation with Sony concerning any proprietary technology, trade secrets and/or intellectual property matter(s) and/or has challenged the validity of any Sony Intellectual Property Rights] in Publisher or in all or substantially all of Publisher's property (whether tangible or intangible), assets and/or undertaking, being acquired, directly or indirectly, by any person, firm, corporation or other entity; (x) Publisher enters into any third party business relationship pursuant to which Publisher makes a material contribution to the development of the core components of any interactive hardware device or product which is or will be directly or indirectly competitive with PlayStation 2, or if Publisher directly or indirectly holds or acquires a partnership or equity interest (other than a holding or acquisition of less than an aggregate of 5% (five percent) of the issued share capital, as quoted on a recognised investments exchange) in, or otherwise forms a strategic commercial relationship with, any third party firm, corporation or other entity which has developed or during the Term develops (or which owns or during the Term acquires ownership of intellectual property rights in) any such device or product; (xi) Publisher failing to submit materials relating to any new PlayStation 2 format Software in accordance with Clause 5.2, and/or failing to issue any purchase orders for Manufactured Materials in accordance with Clause 6.5, during any period of 12 (twelve) consecutive calendar months; or (xii) Publisher (or any parent company, subsidiary or affiliate of Publisher) being in litigation with Sony concerning any proprietary technology, trade secrets and/or intellectual property matter(s) and/or challenging the validity of any Sony
Intellectual Property Rights. As used in this Clause 13.1, "controlling interest" means (i) in relation to a body corporate, the power of the holder of such interest to secure - (a) by means of the holding of shares or the possession of voting power in, or in relation to, that or any other body corporate or (b) by virtue of any powers conferred by the Articles of Association or other document regulating that or any other body corporate - that the affairs of such body corporate be conducted in accordance with the wishes of the holder of such interest, and (ii) in relation to a partnership, the right to a share of more than 50% (fifty percent) of the assets or of the income of the partnership. Forthwith upon such occurrence, Publisher shall notify SCEE of the occurrence of any of the events or circumstances specified in (ii) to (x) above; and Publisher's failure so to do shall be a material breach of this Agreement not capable of remedy.

            13.2 Further, SCEE shall have the right by written notice to Publisher forthwith to terminate the licences and related rights herein granted to Publisher in relation to any PlayStation 2 format Software at any time after the occurrence of any of the following events: (i) any failure by Publisher to submit to SCEE the materials required to be submitted under Clauses 5.2 and 5.3 (or, if applicable, under Clause 5.6) in the form and manner and in conformity with the standards and specifications therein prescribed which failure, if capable of remedy, shall not have been corrected or cured in full within 30 (thirty) days following notice from SCEE specifying and requiring the correction or cure of such breach; and (ii) any failure by Publisher promptly to notify SCEE in writing of any material change to any of the materials approved by SCEE pursuant to Clause 5.4 (or, if applicable, pursuant to Clause 5.6); provided however that SCEE shall not be entitled to exercise such right of termination if Publisher's failure under (i) above is directly caused by SCEE's failure to comply with any of its material obligations expressly set forth herein.

                                                                    CONFIDENTIAL

         14. Effect of Expiration or Termination

            14.1 Notwithstanding the expiration of the Term, Publisher shall be entitled to continue to publish PlayStation 2 format Software the development of which shall have been approved prior to or during the Term hereof by SCEE (or by an Affiliate of SCEE) pursuant to the applicable LDA2, and to use the Licensed Trademarks strictly, only and directly in connection with such publication, until the expiration of the Term or, if later, until the second anniversary of the 31 March next following such approval. Upon expiration of the Term or, if applicable, such extended period for publishing PlayStation 2 format Software, Publisher may sell off existing inventories of the applicable PlayStation 2 format Software titles, on a non-exclusive basis, for a period of 180 (one hundred and eighty) days from the applicable expiration date; provided always that such inventory thereof shall not have been manufactured solely or principally for sale within such sell-off period.

            14.2 However, upon the exercising by SCEE of its right of termination, either of this Agreement pursuant to Clause 13.1(i) to (viii) or Clause 13.1(xii) or in relation to any PlayStation 2 format Software pursuant to Clause 13.2, all rights, licences and privileges licensed or otherwise granted to Publisher hereunder, either generally or in relation to such PlayStation 2 format Software (as applicable), shall forthwith and without further formality revert absolutely to SCEE and Publisher shall forthwith cease and desist from any further use of the Sony Materials, any Sony Intellectual Property Rights related thereto and the Licensed Trademarks, and, subject to Clause 14.3, shall have no further right to continue the marketing, sale and/or distribution of any units of Licenced Product or of any units of Licensed Product derived from such PlayStation 2 format Software (as applicable).

            14.3 In the event of termination by SCEE pursuant to Clause 13.1(ix), (x) or (xi) or by Publisher pursuant to Clause 25, Publisher may sell off then unsold units of Licensed Product(s), for a period of 90 (ninety) days from the effective date of termination; provided always that such inventory thereof shall not have been manufactured solely or principally for sale within such sell-off period. Subsequent to the expiry of such 180 (one hundred and eighty) day or 90 (ninety) day sell-off period, or in the event of termination by SCEE pursuant to Clause 13.1(i) to (viii), Clause 13.1(xii) or Clause 13.2, any and all units of Licensed Products or the applicable Licensed Products (as the case may be), remaining in Publisher's inventory and/or under its control shall be destroyed by Publisher within 5 (five) working days following such expiry or effective date of termination. Within 5 (five) working days following such destruction, Publisher shall furnish SCEE an itemised statement, certified accurate by a duly authorised officer, partner or other representative (as applicable) of Publisher, specifying the number of then unsold units of Licensed Product(s) to which such termination applies, on a PlayStation 2 format Software title-by-title basis, which remain in its inventory and/or under its control at such date, confirming the number of units of Licensed Products destroyed, on a PlayStation 2 format Software title-by-title basis, and indicating the location and date of such destruction and the disposition of the remains of such destroyed materials. SCEE shall be entitled to conduct a physical inspection of Publisher's inventory during normal business hours in order to ascertain or verify such inventory and/or statement.

            14.4 Upon termination of the Term by SCEE pursuant to Clause 13.1, Publisher shall forthwith deliver up to SCEE (or, if so requested by SCEE in writing, destroy and promptly furnish SCEE a certificate of such destruction signed by a duly authorised officer, partner or other representative (as applicable) of Publisher) all Sony Materials, and any Confidential Information of Sony of which Publisher shall have become apprised and which has been reduced to tangible or written form, and any and all copies thereof then in the possession, custody or control of Publisher.

                                                                    CONFIDENTIAL

            14.5 SCEE shall be under no obligation to renew or extend this Agreement notwithstanding any actions taken by either of the parties prior to its expiration or earlier termination. In the event of termination pursuant to Clauses 13.1 or 13.2, no part of any payment(s) whatsoever theretofore made to SCEE hereunder (or, if Publisher shall also have executed a LDA2, thereunder) shall be owed or repayable to Publisher, and nor shall either party be liable to the other for any damages (whether direct, consequential or incidental, and including without limitation any expenditures, loss of profits or prospective profits) sustained or arising out of, or alleged to have been sustained or to have arisen out of, such expiration or earlier termination. However, the expiration or earlier termination of this Agreement shall not excuse either party from any prior breach of any of the terms and provisions of this Agreement or from any obligations surviving such expiration or earlier termination, and full legal and equitable remedies shall remain available for any breach or threatened breach of this Agreement or of any obligations arising therefrom.

            14.6 The expiration or earlier termination of this Agreement (whether by SCEE pursuant to Clause 13 or otherwise howsoever) shall be without prejudice to any and all rights and remedies which either party may then or subsequently have against the other party.

         15. Notices

            15.1 All notices under this Agreement shall be in writing and shall be given by courier or other personal delivery, by registered or certified mail, by recognised international courier service or by facsimile transmission (with an immediate confirmation copy by regular mail or any of the methods specified above) at the appropriate address hereinbefore specified or at a substitute address designated by notice by the party concerned (and in the case of notices to SCEE shall be directed to its Vice President, Business Affairs or such other Sony representative as shall from time to time be designated by notice by SCEE). Notices given other than by facsimile transmission shall be deemed given and effective when delivered. Notices given by facsimile transmission shall be deemed given only upon receipt of confirmation copy as aforesaid but, upon such receipt, shall be deemed effective as of the date of transmission.

            15.2 Whenever Publisher is required to obtain the authorisation, consent or approval of SCEE, Publisher shall request the same by notice to SCEE as aforesaid, and with a copy under separate cover to its Director of Third Party Relations or such other Sony representative as shall from time to time be designated by notice to Publisher. Such authorisation, consent or approval shall not be deemed to be granted unless and until SCEE shall have given a written affirmative response to each request therefor and shall in no event be implied or inferred from any delay or failure of SCEE to give such or any response.

         16. Force Majeure

         Neither SCEE nor Publisher shall be liable for any loss or damage or be deemed to be in breach of this Agreement if its failure to perform, or failure to cure any breach of, its obligations under this Agreement results from any events or circumstances beyond its reasonable control, including without limitation any natural disaster, fire, flood, earthquake or other act of God, inevitable accidents, lockout, strike or other labour dispute, riot or civil commotion, act of public enemy, enactment, rule, order or act of any government or governmental authority, failure of technical facilities, or failure or delay of transportation facilities.

17.      Relationship of the Parties

         The relationship hereunder between SCEE and Publisher respectively is that of licensor and licensee. Publisher is an independent contractor and shall not in any respect act as or be deemed to be the legal

                                                                    CONFIDENTIAL

representative, agent, joint venturer, partner or employee of SCEE for any purpose whatsoever. Neither party shall have any right or authority to assume or create any obligations of any kind or to make any representation or warranty (express or implied) on behalf of the other party or to bind the other party in any respect whatsoever.

         18. Assignability

         SCEE has entered into this Agreement based on the particular reputation, capabilities and experience of Publisher and of its officers, directors and employees. Accordingly, Publisher may not assign, pledge or otherwise dispose of this Agreement or of any of its rights hereunder, nor delegate or otherwise transfer any of its obligations hereunder, to any third party unless the prior written consent of SCEE shall first have been obtained in each case. Any attempted or purported assignment, pledge, delegation or other disposition in contravention of this Clause 18 shall be null and void and a material breach of this Agreement not capable of remedy. SCEE shall be entitled, without the consent of Publisher, to assign its rights and obligations hereunder to any corporation or other entity in which Sony Corporation (or any successor in interest thereto) holds a controlling interest, whether directly or indirectly. Subject to the foregoing, this Agreement shall enure to the benefit of the parties and their respective successors and permitted assigns.

         A person who is not party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This provision does not affect any right or remedy of any person which exists or is available otherwise than pursuant to such Act.

         19. Compliance and Applicable Laws

         The parties shall at all times comply with all applicable regulations and orders of their respective countries and all conventions and treaties to which their countries are party or relating to or in any way affecting this Agreement and the performance by the parties of this Agreement. Each party, at its own expense, shall negotiate and obtain any approval, licence or permit required for the performance of its obligations hereunder, and shall declare, record or take such steps as may be necessary to render this Agreement binding, including without limitation any required filing of this Agreement with any appropriate governmental authorities.

         20. Governing Law

         This Agreement shall be governed by, construed and interpreted in accordance with English Law, without giving effect to the conflict of laws principles thereof. The parties irrevocably agree for the exclusive benefit of SCEE that the English Courts shall have jurisdiction to adjudicate any proceeding, suit or action arising out of or in connection with this Agreement. However, nothing contained in this Clause 20 shall limit the right of SCEE to take any such proceeding, suit or action against Publisher in any other court of competent jurisdiction, nor shall the taking of any such proceeding, suit or action in one or more jurisdictions preclude the taking of any other such proceeding, suit or action in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction. Publisher shall have the right to take any such proceeding, suit or action against SCEE only in the English Courts.

         21. Remedies

         Publisher acknowledges and agrees that any breach by Publisher of this Agreement may cause Sony irreparable harm and damage which may not be capable of remedy by damages alone and therefore that in the

                                                                    CONFIDENTIAL

event of any such breach SCEE may seek equitable (including injunctive) relief against Publisher in addition to damages and/or any other remedy available to SCEE at law or in equity. Either party's election to avail itself of any of the remedies provided for in this Agreement shall not be exclusive of any other remedies available hereunder or otherwise at law or in equity, and all such remedies shall be cumulative. Publisher shall indemnify SCEE for all losses, liabilities, damages, expenses and costs, including without limitation reasonable fees for lawyers, expert witnesses and litigation costs, which SCEE may sustain or incur as a result of any breach or threatened breach by Publisher of this Agreement.

         22. Severability

         In the event that any provision of this Agreement (or any part(s) thereof), other than a provision in respect of which SCEE gives a notice of amendment pursuant to Clause 25, is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such provision (or part(s) thereof shall be enforced to the extent possible consistent with the stated intention of the parties or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, but not in any way so as to affect the validity or enforceability of any other provisions of this Agreement which shall continue in full force and effect.

         23. Provisions Surviving Expiration or Termination

         The following provisions of this Agreement shall survive and continue in full force and effect notwithstanding its expiration or earlier termination (whether by SCEE pursuant to Clause 13 hereof or otherwise howsoever):

                Clause 3                   Sub-Publishers
                Clause 4                   Reservations
                Clause 5.7 + 5.8           Notices & Consumer Advisory Ratings
                Clause 6                   Manufacture of Licensed Products
                Clause 7                   Platform Charge
                Clause 9                   Confidentiality
                Clause 10.2 to 10.4        Warranties
                Clause 11                  Indemnities
                Clause 12                  Limitations of Liability
                Clause 14                  Effect of Expiration or Termination
                Clause 18                  Assignability
                Clause 20                  Governing Law
                Clause 21                  Remedies
                Clause 22                  Severability

         24. Waiver

         No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to enforce such waiver. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate or be construed as a waiver of such provision in relation to any future event or circumstance.

                                                                    CONFIDENTIAL

         25. Amendments

         NOTHING IN THIS AGREEMENT SHALL BE READ OR APPLIED IN SUCH A WAY AS TO FRUSTRATE ARTICLE 6 AND, IF AND TO THE EXTENT ANY PROVISION OF THIS AGREEMENT (OR ANY PART THEREOF) HAS (OR IS CAPABLE OF HAVING) SUCH EFFECT, IT SHALL BE DEEMED MODIFIED ACCORDINGLY.

         SCEE RESERVES THE RIGHT, AT ANY TIME UPON REASONABLE NOTICE TO PUBLISHER, TO AMEND THE RELEVANT PROVISIONS OF THIS AGREEMENT, THE SCHEDULES HERETO AND/OR THE SPECIFICATIONS HEREIN REFERRED TO, TO TAKE ACCOUNT OF OR IN RESPONSE TO ANY DECISION OR ORDER OF, OR OBJECTION RAISED BY, ANY COURT OR GOVERNMENTAL OR OTHER COMPETITION AUTHORITY OF COMPETENT JURISDICTION AND/OR ANY STATUTORY OR SIMILAR MEASURES WHICH MIGHT BE IMPLEMENTED TO GIVE EFFECT TO ANY SUCH DECISION, WHICH APPLY TO THIS AGREEMENT, THE SCHEDULES HERETO AND/OR THE SPECIFICATIONS HEREIN REFERRED TO (AND FROM WHICH THIS AGREEMENT, THE SCHEDULES HERETO AND/OR THE SPECIFICATIONS HEREIN REFERRED TO ARE NOT EXEMPT) OR TO REFLECT ANY UNDERTAKING GIVEN BY SONY TO ANY SUCH AUTHORITY IN RELATION TO ANY AND ALL SUCH MATTERS AFORESAID. ANY SUCH AMENDMENT SHALL BE OF PROSPECTIVE APPLICATION ONLY AND SHALL NOT BE APPLIED TO ANY LICENSED PRODUCT MATERIALS RELATING TO WHICH SHALL HAVE BEEN SUBMITTED TO SCEE BY PUBLISHER PURSUANT TO CLAUSE 5.2 AND/OR 5.3 PRIOR TO THE DATE OF SCEE'S NOTICE OF AMENDMENT. IN THE EVENT THAT PUBLISHER IS UNWILLING TO ACCEPT ANY SUCH AMENDMENT, THEN PUBLISHER SHALL HAVE THE RIGHT FORTHWITH TO TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO SCEE GIVEN NOT MORE THAN 90 (NINETY) DAYS FOLLOWING THE DATE OF SCEE'S NOTICE OF AMENDMENT. THE PROVISIONS OF CLAUSE 14.3 SHALL COME INTO EFFECT UPON ANY SUCH TERMINATION BY PUBLISHER.

         Subject to the foregoing and except as otherwise provided herein, this Agreement shall not be subject to amendment, change or modification other than by another written instrument duly executed by both of the parties hereto.

         26. Headlines

         The clause and other headings contained in this Agreement are intended primarily for reference purposes only and shall not alone determine the construction or interpretation of this Agreement or any provision(s) hereof.

         27. Integration

         This document (including the Schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior or contemporaneous agreements, proposals, understandings and communications between Sony and Publisher, whether oral or written, with respect to the subject matter hereof. However, the generality of the foregoing notwithstanding, the CNDA and, if applicable, the LDA 2 executed by Publisher shall continue in full force and effect.

                                                                    CONFIDENTIAL

         28. Counterparts

         This Agreement may be executed in 2 (two) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

SONY COMPUTER ENTERTAINMENT
EUROPE LIMITED                              3DO EUROPE LIMITED


/s/ Christopher Deering                     /s/ Stephen E. Fowler
-----------------------------------         ------------------------------------
Signature                                   Signature



Christopher Deering                         Stephen E. Fowler
-----------------------------------         ------------------------------------
Name                                        Signatory's Name (please print)


President                                   President
-----------------------------------         ------------------------------------
Title                                       Title

                                                                    CONFIDENTIAL

                                   SCHEDULE 1


     to the PlayStation 2 Licensed Publisher Agreement dated the 13th day of
            December 2000 between Sony Computer Entertainment Europe
                         Limited and 3DO Europe Limited

                         Licensed Territory (Clause 1.2)

(1)

Andorra                       Ireland                    Qatar
Armenia                       Israel                     Romania
Australia                     Italy                      Russian Federation
Austria                       Jordan                     San Marino
Azerbaijan                    Kazakhstan                 Saudi Arabia
Bahrain                       Kenya                      Serbia
Belarus                       Kuwait                     Slovakia
Belgium                       Latvia                     Slovenia
Bosnia Herzegovina            Lebanon                    Somalia
Botswana                      Liechtenstein              South Africa & Namibia
Bulgaria                      Lithuania                  Spain
Croatia                       Luxembourg                 Sweden
Cyprus                        Macedonia                  Swaziland
Czech Republic                Madagascar                 Switzerland
Denmark                       Malta                      Syria
Djibouti                      Mauritius                  Tanzania
Egypt                         Moldova                    Tunisia
Estonia                       Monaco                     Turkey
Ethiopia                      Morocco                    Turkmenistan
Finland                       Mozambique                 Ukraine
France                        Netherlands                United Arab Emirates
Georgia                       New Zealand                United Kingdom
Germany                       Nigeria                    Uzbekistan
Gibraltar                     Norway                     Vatican
Greece                        Oman                       Yemen
Hungary                       Poland                     Zambia
Iceland                       Portugal                   Zimbabwe

and all other countries which from time to time are members of the European Union or have otherwise implemented the Treaty on a European Economic Area or where Articles 85 & 86 of the Treaty of Rome (or provisions similar thereto) have been implemented or are otherwise directly effective.

(2) Such countries in addition to those specified in (1) above in which the PAL television standard obtains and which SCEE, in its sole discretion as representative of Sony Computer Entertainment worldwide, determines from time to time to include within the Licensed Territory by notice to Publisher. Without limiting the generality of the foregoing, SCEE shall have the right not to include within the Licensed Territory or, having included, subsequently to exclude from the Licensed Territory by reasonable notice to Publisher (and intends so to exclude) any such country or countries in which, in SCEE's best business judgment, the laws or enforcement of such laws do not protect Sony Intellectual Property Rights. By not later than the expiry of any such notice of exclusion, Publisher shall cease and desist, in the country or countries concerned, from any further use of the Sony Materials, any Sony Intellectual Property Rights related thereto and the Licensed Trademarks and shall have no further right to continue or authorise the marketing, sale and/or distribution of any units of PlayStation 2 format Software.

                                                                    CONFIDENTIAL

                                   SCHEDULE 2

      to the PlayStation 2 Licensed Publisher Agreement dated the 13th day of December 2000 between Sony Computer Entertainment Europe Limited and 3DO Europe Limited

Platform Charge (Clause 7.1)

               Publisher's maximum price to
Band                      trade                         Platform Charge per unit

#1                        [ * ]                                    [ * ]

#2                        [ * ]                                    [ * ]

#3                        [ * ]                                    [ * ]

#4                        [ * ]                                    [ * ]

#5                        [ * ]                                    [ * ]

         For these purposes, "maximum price to trade" shall mean--
--------------------------------------------------------------------------------

         Publisher's (or, where applicable, Publisher's distributor's) highest price net of trade margin to any trade customer in the European Economic Area and Australia for Publisher's (or, where applicable, Publisher's distributor's) minimum order quantity of the relevant inventory, net of year end (or similar) volume rebates (if any) properly attributable to sales of PlayStation software, but prior to any credit, deduction or rebate for co-op advertising or other marketing support, returns or otherwise howsoever.

         Where Publisher's business (with the trade or through distributors) is conducted in local currencies other than ______, the local currency/__ exchange rates to be applied for purposes of conforming to maximum price to trade for any given Band will be the closing mid-point spot rate as quoted in the London "Financial Times" on the first business day of each 6 month period, commencing 1 April 2000. Such exchange rate will then reset for each successive 6 month period thereafter.

         The local currency maximum price to trade for any given title will then be that derived by applying the exchange rate obtaining for the 6 month period (as above) in which Publisher places its first Purchase Order ("PO") for the title concerned and will continue to apply for that title unless and until, on migration (see below), Publisher places its first PO in a different Band in a subsequent 6 month period.

         SCEE reserves the right to review local currency maximum prices to trade per Band applicable for any given 6 month period (as above) in the event of a material exchange rate fluctuation, deemed for these purposes to be +/- 5%.

         The foregoing assumes a standard 1-Disc PlayStation 2 CD-ROM product and covers mastering, Disc, standard 2-colour Disc Label, PlayStation 2 box (or other packaging) and automated assembly of all components, but excludes the cost of Printed Materials other than Disc Label.

         For multi-disc PlayStation 2 CD-ROM products and PlayStation 2 products in DVD5 format, the applicable Platform Charge specified above shall be increased by [ * ] unit.


--------------------------------------------------------------------------------
* Confidential portions omitted and filed separately with the commission.

                                                                    CONFIDENTIAL

         For the following optional non-standard Manufactured Materials, the following incremental charges (in addition to the otherwise applicable Platform Charge specified above) will apply --

        o    Multi-Colour Disc Label

             3-colour                                        [ * ] per Disc

             4-colour                                        [ * ] per Disc

             5-colour                                        [ * ] per Disc

             6-colour                                        [ * ] per Disc

        o    White Base Underlay                             [ * ] per Disc

        o    Picture Disc                                    [ * ] per Disc

             if the Disc Label is more than 2-colour, for    [ * ] per Disc
             each additional colour (maximum 2 additional colours / [ * ] per Disc)

        o    Picture Disc - High Definition
                                                             [ * ] per Disc
        o    Shrink Wrap

                1/2-Disc CD-ROM products (in standard        [ * ] per Disc
                PlayStation 2 box)

                >2-Disc CD-ROM products                      as individually
                                                             quoted in each case

         The Platform Charge and minimum order and reorder quantities for other "non-standard" Manufactured Materials and/or production processes shall be as detailed in the Specifications or, where not so detailed, and subject to availability, as individually quoted in each case.


                       ----------------------------------

                                      [ * ]

                       ----------------------------------

                                      [ * ]

                      ------------------------------------

                                      [ * ]

                      ------------------------------------

PlayStation 2 Hit Title Rebate program.

         Publisher's software orders in each qualifying financial year (April - March) will determine the level of Hit Title Rebate ("HTR") in the following financial year. The first qualifying year runs 1 April 1999 - 31 March 2000.


--------------------------------------------------------------------------------
* Confidential portions omitted and filed separately with the commission.

                                                                    CONFIDENTIAL

         Titles with total bona fide orders below [ * ] units will not be taken into account. Otherwise, all orders for software for Sony's "PlayStation" predecessor video entertainment system (in one Band only per title) and all orders for PlayStation 2 format Software in each qualifying financial year will be taken into account in calculating the Level of HTR for the following financial year.

         Once qualified for (as above), HTR for each financial year will be at one of the following levels--

         Level 1 ([ * ] units in qualifying  financial  year,  i.e.  immediately preceding April - March),

         Level 2 ([ * ] units in qualifying financial year),

         Level 3 ([ * ] units in qualifying financial year).

         HTR will be redeemable in the applicable financial year, against orders for PlayStation 2 format Software only as follows --

units per PlayStation 2
title *                         Level 1             Level 2           Level 3
-----------------------   -------------------   ---------------   --------------
                                            [ * ]




         * NB: per title,  not per SKU and not cume  across  all  PlayStation  2 titles

         The HTR for each PlayStation 2 title shall continue to escalate (as above) for orders in the same Band notwithstanding that such orders may be placed in a following financial year. Subsequent orders for the same title but in a different Band will be counted for these purposes as orders for a new "title".

                                    * * * * *

         In order to verify conformity with the Band structure for PlayStation 2 format Software described above, SCEE will require from time to time at its own expense to inspect and audit the relevant of Publisher's financial records (and, where applicable, those of Publisher's associated companies, subsidiaries and/or branch offices in the Licensed Territory). Any such inspection and audit shall take place during normal business hours at Publisher's principal place of business (or such other location as the relevant books and records are maintained) upon reasonable prior notice and shall, at SCEE's sole election, be conducted either by an independent chartered or certified accountant or by an appropriately professionally qualified member of SCEE's staff.

         Initialled by                                Initialled by

           [      ]                                     [      ]

         Sony Computer Entertainment Europe       3DO Europe Limited


--------------------------------------------------------------------------------
* Confidential portions omitted and filed separately with the commission.


                                      -3-